AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CASA AZUL SPIRITS, LLC

(a Delaware limited liability company)

TABLE OF CONTENTS

Page

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (THE "AGREEMENT") OF CASA AZUL SPIRITS, LLC (the "Company") is made as of August 31, 2021 by and among Lance Collins and those other Members listed on the signature page hereto, and those other Persons who from time to time hereafter are admitted, as a Member and become a party hereto in accordance with the provisions hereof.

WITNESSETH:

WHEREAS, the Company entered into a limited liability company agreement dated as of June 16, 2021 (the "Initial LLC Agreement");

WHEREAS, it is desired that the Initial LLC Agreement be amended and restated and that from and after the date hereof, the governance and conduct of the Company and its Members be governed by this Agreement;

WHEREAS, on or prior to the date of the Initial LLC Agreement, Lance Collins caused the contribution of certain assets, plans and business to the Company for new units of equity interests from the Company, all in accordance with and subject to the terms and conditions thereof and an issuance agreement dated the date of the Initial LLC Agreement; and

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. - Formation and Name

The Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the "Act") upon the terms and conditions hereinafter set forth. The limited liability company's name shall be "Casa Azul Spirits, LLC".

Section 2. - Office

The Company's initial registered agent and office shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. Such office and agent may be changed, from time to time, upon Manager Approval (as defined below). The Company's principal place of business shall be located at 630 Clinton Place, Beverly Hills, California 90210 and/or such other location or locations as, determined from time to time, upon Manager Approval.

Section 3. - Definitions

3.1 "Affiliate" shall mean, as to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For this purpose, "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the

direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

3.2 "Agreement" means this Limited Liability Company Agreement, as amended from time to time, and the terms "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

3.3 "Alcohol License Qualification Agreement" refers to the agreement between each Member and the Company, a copy of which is attached as Exhibit A hereto, in which Member makes certain representations and warranties to Company that it does not currently have, and will not take actions to obtain, any ownership interest or management role in entities that hold certain alcoholic beverage licenses, and that Member does not have certain disqualifying criminal convictions or charges that would render Member ineligible to invest in Company.

3.4 "Available Cash" means, as reasonably determined by the Operating Manager at a given time, the gross cash revenues of the Company from all sources, less all amounts paid by or for the account of the Company during the same fiscal year or other period (including, without limitation, payments of principal and interest on any Company indebtedness) and less any amounts determined by the Operating Manager to be necessary to provide a reasonable reserve for development and working capital needs or any other contingencies of the Company. Available Cash shall be determined in accordance with the cash receipts and disbursements method of accounting and otherwise in accordance with the tax basis method of accounting, consistently applied. Available Cash shall not be reduced by depreciation, cost recovery deductions, depletions, similar allowances or other non-cash items, but shall be increased by any reduction of reserves previously established.

3.5 "Board of Managers" means, on the date hereof, Lance Collins, Bryan Crowley and Mike Repole being the Managers on the Board of Managers responsible for managing the business and affairs of the Company in accordance with Section 8 of this Agreement; provided, however the Board of Managers shall not exceed seven (7) Managers at any time. For the avoidance of doubt, the Operating Manager shall be required to be a Manager on the Board of Managers.

3.6 "Capital Account" means, with respect to any Member or assignee, the Capital Account maintained in accordance with the provisions set forth in Section 5.2 hereof.

3.7 "Capital Contribution" means, with respect to any Member or assignee, the amount of money and the fair market value of any property (other than money) net of any liabilities the Company is considered to assume or take subject to in accordance with Section 702 of the Code contributed to the Company with respect to the Membership Interest in the Company held by such Member or assignee.

3.8 "Code" means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

3.9 "Company" shall refer to Casa Azul Spirits, LLC.

3.10 "Criminal Convictions/Charges" criminal convictions or pending criminal charges, or any anticipated imminent criminal charges being brought against any of the Member Parties.

3.11 "Deficit Capital Account" means with respect to any Member or assignee, the deficit balance, if any, in such Member's or assignee's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amount which such Member or assignee is obligated to restore under Regulation Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentence of Regulation Section 1.704-2(g)(1) and (i)(5), after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Regulation Section 1.704-2(d)) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Regulation Section 1.704-2(i)(3)); and

(b) Debit to such Capital Account the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The definition of Deficit Capital Account is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

3.12 "Disqualification Event" means that a Member or its members or Affiliates, directly or indirectly have a criminal conviction or charge which causes a Member to be unqualified to hold Interests in the Company due to the eligibility requirements applicable to the Permits of the Company at such time, or the Permits which the Company seeks to obtain for a valid business purpose.

3.13 "Manager" or "Managers" means each Person who serves on the Board of Managers.

3.14 "Manager Approval" means the approval of such number of Managers which constitutes a majority of the Managers on the Board of Managers at such time, which majority shall, in each and every case, include Lance Collins (or if he is not on the Board of Managers, then one of his appointees) and if there is only one Manager, "Manager Approval" shall be the approval of that sole Manager without regard to an interest any such Manager shall have in any Company action.

3.15 "Member" means a Person admitted to the Company as a Member, pursuant to the provisions of this Agreement, subject to the provisions hereof and, to the extent applicable, subject to the Equity Plan. For the avoidance of doubt, if a Member is not entitled to certain rights or provisions hereunder pursuant to the terms of the Equity Plan, if applicable, references to "Member" or "Members" herein shall not include such Persons with respect to such Membership Interests.

3.16 "Member Parties" a Member and its Affiliates and its and their respective equity holders, partners, members, representatives, directors, officers, managers, and in the case of individual Members, the Member's spouse.

3.17 "Membership Interest" or "Interest" means an equity interest held by a Member in the Company represented by one or more Units or any fractional portion of a Unit.

3.18 "Non Cash Capital Account Balance" shall mean a Member's Capital Account that is attributable to Capital Contributions other than cash Capital Contributions.

3.19 "Operating Manager" means, initially, Lance Collins as the operating Manager, or such other Manager appointed by the Board of Managers, only upon removal of Lance Collins as a Manager, in accordance with Section 8 hereof."

3.20 "Pentland" shall mean Pentland USA Inc.

3.21 "Pentland Investment" means an investment by Pentland approved by the Operating Manager after the date hereof and prior to September 3, 2021, as may be extended by the Operating Manager.

3.22 "Pentland Minimum Investment" shall mean, with respect to Pentland, ownership by Pentland of the number of Units constituting no less than a majority of the Membership Interests owned by Pentland on the date of original issuance to Pentland (subject to adjustment of such amount to give effect to a reorganization, recapitalization, equity distribution, split, reverse split, combination or exchange of, or the like); provided, however, solely for determining whether the "Pentland Minimum Investment" is maintained, there shall not be any reduction in Pentland's Percentage Interest resulting from an issuance after the date hereof to the extent Pentland was not offered the opportunity to participate therein.

3.23 "Percentage Interest" means as to each Member, a ratio, expressed as a percentage, (i) the numerator of which is the number of Units held by such Member (excluding Incentive Units) and (ii) the denominator of which is the aggregate number of all Units (excluding Incentive Units); provided, however, solely for purposes of Section 7.4, "Percentage Interest" shall be calculated including the aggregate number of Units represented by Incentive Units, if and to the extent the applicable Strike Price (as set forth in the Restricted Membership Interest Agreement granting such Incentive Units) with respect to such Incentive Unit is achieved.

3.24 "Permit Conflict" means any circumstance in which a Member Party or its Interest in the Company, directly or indirectly, contravenes any laws relating to the ownership of Permits by Company, (i) to the extent applicable to the Company at such time or in connection with the Company seeking to obtain such Permits for valid business purpose as determined by Manger Approval, in its sole discretion, or (ii) to the extent such contravention adversely impacts the ability of the Company to hold, maintain and obtain any Permits necessary or desirable to carry out Company's business at that time, as determined by Manager Approval, in its sole discretion.

3.25 "Permits" means any licenses, permits, certificates of authority, authorizations, qualifications, approvals, registrations, franchises and similar consents, including alcoholic beverage licenses, whether active or surrendered, or any waiver of any of the foregoing, granted, issued or required to be granted or issued, by any governmental authority or pursuant to any applicable law.

3.26 "Person" means an individual, association, corporation, general partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, and foreign and national associations of like structure.

3.27 "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, credit, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted upward in the amount equal to any income of the Company that is exempt from Federal Income tax and not otherwise taken into account in computing Profits and Losses, and as otherwise adjusted in accordance with the Regulations.

3.28 "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

3.29 "Unit" means a Membership Interest in the Company.

Section 4. - Purposes

The purpose for which the Company is formed is to make, sell, import, and/or distribute tequila and other spirit-based beverages and to engage in any lawful business, activity or purpose permitted by law, as the Board of Managers may determine.

Section 5. - Capital Contributions; Issuances of Units and Members

5.1 Issuance of Units.

(a) Each Member, by his, her or its execution of this Agreement or any other instrument pursuant to which such Person agrees to be bound as a Member, including, without limitation, a Joinder Agreement, hereby becomes a member of the Company as a limited liability company under and pursuant to the Act. The Capital Contribution and Units held by each Member is as set forth on the books and records of the Company.

(b) Subject to compliance with the term hereof, the Board of Managers in the future may cause the Company to offer to the Members or other Persons additional Units or other securities of the Company on such terms and at prices as the Board of Managers shall determine in its discretion. The Membership Interests held by the Members may, at the discretion of the Board of Managers, be evidenced by certificates of the Company and, in such case, in such form as the Board of Managers requires in accordance with the terms hereof.

(c) If the Company, at the direction of the Board of Managers, proposes to issue or sell any additional Units of the Company or other equity securities of the Company of any kind whatsoever (the "New Units"), the Company shall, before such issuance, offer to each holder of Units (collectively, the "Offered Members"), the right to purchase the Offered Member's pro rata share of the New Units which are proposed to be sold. An Offered Member's pro-rata share, for purposes of this subsection (c), is an amount equal to the product of (i) the number of New Units times (ii) the ratio of (x) the number of Units owned by such Offered Member immediately prior

to the issuance of New Units to (y) the total number of Units outstanding immediately prior to the issuance of New Units. For all purposes, "Offered Members" shall not include any Person who is unable to continue to own Interests for any regulatory reason.

(i) In the event the Company proposes to undertake an issuance of New Units, it shall give each Offered Member written notice of its intention, describing the New Units, and their price and the general terms upon which the Company proposes to issue the same. Each Offered Member shall have fifteen (15) days after any such notice is delivered to agree to purchase such Offered Member's pro rata share of such New Units (at the option of the Board of Managers, with or without an offer to purchase additional New Units in excess of such Offered Member's pro rata share of New Units) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Units desired to be purchased.

(ii) In the event the Offered Members fail to exercise fully the pre-emptive right for all New Units within the said fifteen (15) day period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement to sell all of the remaining New Units subject to the offer, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to the Offered Members pursuant to this subsection (c). In the event the Company has not sold or entered into an agreement to sell the New Units in accordance with the foregoing within ninety (90) days, the Company shall not thereafter issue or sell any New Units, without first again offering such securities to the Offered Members in the manner provided in this subsection (c). To the extent Offered Members subscribed for more than their pro rata share of the New Units, at the Company's option, the Company may (i) limit subscriptions to no more than each Member's pro rata share of the Units, or (ii) permit such over-subscription amounts to be allocated, pro rata, based upon each such over-subscribing Offered Member's pro rata share provided, however, no Member shall be required to purchase more than the number of Units subscribed for by such Member.

(iii) Members shall not be entitled to the rights set forth in this subsection (c) with respect to: (a) issuance of grants of up to 200,000 Units (as may be adjusted by Manager Approval from time to time, the "Incentive Units") to the Company's managers, employees, consultants, advisors, distributors (as allowed by applicable law), suppliers and others with a business relationship with the Company (each recipient hereunder an "Incentive Participant") pursuant to the Company's equity incentive plan in effect, as may be amended by the Board of Managers (the "Equity Plan"); (b) issuances of up to 200,000 Units, as may be adjusted by Manager Approval from time to time to distributors or others with a business relationship with the Company, as allowed by applicable law; (c) issuances to one or more new investors, as approved by the Board of Managers, of Units under this subsection, so long as such Units, together with Units issued under (a) and (b) of this Section 5.1(c)(iii), do not exceed twenty-five percent (25%) of the issued Units of the Company outstanding immediately following the closing or termination of the Offering (as defined below); (d) issuances to strategic investors, on terms approved by Manager Approval; and (e) issuances of no more than 2,000,000 Units as issued in the offering of Units commencing on or about June 2021 (the "Offering").

(d) The Board of Managers shall be authorized to make grants of Incentive Units. Incentive Units shall be subject to the terms, as determined by the Board of Managers, and as provided in the Company's Equity Plan at the time of such grant and the Incentive Unit grant

document to be delivered to the Incentive Participant receiving the Incentive Unit at the time of grant which shall include Units represented by the Incentive Unit, the hurdle or grant/strike price applicable to the Incentive Units (which shall be set at no less than fair value at the time of grant, as determined by the Board of Managers), whether and when Incentive Units receive distributions (if any), the portion of the Incentive Units that are vesting Units or performance Units, if any, the financial or other objectives that must be satisfied with respect to Incentive Unit, if any, and any other terms or conditions deemed appropriate by the Board of Managers including, without limitation, repurchase and forfeiture upon the occurrence of certain events. All rights of "Members" by virtue of Incentive Units shall be subject to, and limited by, the Equity Plan and the grant document with respect to such Incentive Units. Except as set forth herein and subject to the terms and limitations set forth in the grant document, the Incentive Units, whether or not vested, shall not have any voting or approval rights, rights to participate in sales or offerings of New Units, allocations or distributions.

(e) Upon the admission of any Member or issuance of Units pursuant to this Agreement, the Operating Manager shall reflect, among other things, the name, business or residence address and Capital Contribution of such Member. If applicable, the terms of such New Units, shall be included in an amendment to be deemed effective as of the date of such admission. Upon request, the Operating Manager shall furnish to each Member a copy of this Agreement and any amendments thereto, including reflecting any such admission or amendment. Each Member, by its execution hereof or becoming a party hereof by other instrument, hereby agrees and approves its admission as a Member pursuant to this Agreement and agrees to be bound to this Agreement.

(f) For tax, distribution and financial reporting purposes, each Member shall be deemed to have been admitted to the Company as of the date upon which the Operating Manager accepted such Member's Capital Contribution or upon the date specified in subsection (g) below.

(g) With respect to any person granted an Incentive Unit ("Service Provider") which are designated "profits interests" in the applicable Incentive Unit grant document, such Incentive Units are intended to constitute "profits interests" in the Company ("Profits Interests") within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2011-43 issued on date of grant, and that any and all Profits Interests received by a Service Provider are received in exchange for the provision of services by the Service Provider to or for the benefit of the Company in a Service Provider capacity or in anticipation of becoming a Service Provider. The Company and each Service Provider who receives Incentive Units shall treat such Service Provider as the owner of such Incentive Units from the date of their grant, and the Service Provider receiving such Incentive Units shall take into account its distributive share of income, gain, loss and deduction, if applicable, associated with the Incentive Units in computing such Service Provider's income tax liability for the entire period during which such Service Provider holds the Incentive Units. The Company shall (A) treat such Incentive Units as outstanding for federal income tax purposes, (B) treat such Service Provider as a partner for all federal income tax purposes with respect to such Incentive Units as of date of grant, and (C) file all tax returns and reports consistently with the foregoing. Neither the Company nor any of its Members shall deduct any amount (as wages, compensation or otherwise) with respect to such Incentive Units for federal income tax purposes. Each Member, by executing this Agreement, consents to any amendment to this Agreement or action deemed necessary by the Managers to comply with any finally adopted regulation or other further guidance

adopted by the Internal Revenue Service relating to treatment of Profits Interests or give effect to the contemplated economic transaction.

5.2 Capital Accounts. A separate Capital Account will be maintained for each Member.

(a) Each Member's Capital Account will be increased by:

(i) The amount of money contributed by the Member to the Company;

(ii) The fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code);

(iii) Allocations to the Member of Profits; and

(iv) Allocations to the Member of income or gain as provided in Section 7.2 hereof or otherwise by Regulation Section 1.704-1(b)(2)(iv).

(b) Each Member's Capital Account will be decreased by:

(i) The amount of money distributed to the Member by the Company;

(ii) The fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code);

(iii) Allocations to the Member of Losses; and

(iv) Allocations to the Member of deduction or expense as provided in Section 7.2 hereof or otherwise by Regulation Section 1.704-1(b)(2)(iv).

(c) In the event of a permitted sale or exchange of an Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest in accordance with Regulation Section 1.704-1(b)(2)(iv).

(d) The manner in which Capital Accounts are to be maintained pursuant to this Section 5.2 is intended to comply with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder. If in the Operating Manager's opinion, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 5.2 should be modified to comply with Section 704(b) of the Code and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 5.2, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

(e) Except as otherwise required in the Act (and subject to the terms of this Agreement), no Member shall have any liability to restore all or any portion of a deficit balance in the Member's Capital Account.

5.3 Withdrawal or Reduction of Members' Contributions to Capital. A Member shall not receive any part of his, her or its Capital Contributions unless approved by the Board of Managers and, in any event, until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains Company property sufficient to pay them, as determined by the Board of Managers in its sole discretion.

5.4 Advances by the Members. A Member may from time to time, with the consent of the Board of Managers, advance additional monies to or for the Company's benefit, and each such advance shall be treated as a loan to the Company. Any such loan shall be evidenced by a promissory note executed and delivered by the Company to the advancing Member having terms and in a form mutually agreeable to the Board of Managers and each such advancing Members.

5.5 Transactions Between Member and/or Managers and the Company. Except as otherwise provided in this Agreement, with the consent of the Board of Managers, a Member or Manager may lend money to, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Company and, subject to other applicable law, has the same rights and obligations with respect to any such matter as a Person who is not a Member or Manager.

5.6 Meetings. A meeting of the Members may be called at any time and for any purpose or purposes by the Board of Managers or Members holding a majority of the issued and outstanding Units.

5.7 Place of Meetings. Annual and special meetings of the Members may be held at such place within or outside of the State of Delaware as may be fixed from time to time by the Board of Managers and stated in the notice of meeting. The Company shall not be required to hold annual meetings except as determined by the Board of Managers from time to time. Meetings of Members may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at the meeting.

5.8 Notice of Meetings. A written notice of the place, date and hour of each meeting, whether annual or special, will be given personally or by first class mail, or by nationally recognized overnight delivery service, to each Member entitled to vote thereat, not fewer than five (5) days prior to the meeting. The notice of any regular or special meeting will also state the purpose or purposes for which the meeting is called.

5.9 Waiver of Notice. Notice of any annual or special meeting of the Members need not be given to any Member who submits a written waiver of notice signed in person or by proxy, whether before or after the meeting or who signs a standing waiver of notice that has not been revoked in writing by the Member. The attendance of any Member at a meeting,

in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, will constitute a waiver of notice by such Member.

5.10 Quorum and Adjournment. Except as otherwise provided by statute or this Agreement, at all meetings of Members, whether annual or special, the Members holding not less than fifty percent (50.0%) of the Units entitled to vote thereat present in person or by proxy, will be required for and will constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the votes cast by the holders of Units who are entitled to vote may adjourn the meeting from time to time. At any such adjourned meeting at which a quorum will be present, any business may be transacted that might have been transacted at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. If after the adjournment, however, the Board of Managers fixes a new record date for the adjourned meeting, notice of the adjourned meeting will be given to each Member.

5.11 Vote of Members. The affirmative vote of Members holding not less than a majority of the issued and outstanding Units shall be required for approving or disapproving any action required to be taken or any matter required to be approved by the Members.

5.12 Proxies. Each holder of a Unit entitled to vote at a meeting of Members or to express consent or dissent without a meeting may authorize another Person or Persons to act for such Member by proxy. Each proxy is revocable at the pleasure of the Member executing it, except in those cases where a proxy is made irrevocable and an irrevocable proxy is permitted by law.

5.13 Members' Consent in Lieu of Meeting. Any action of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Members entitled to vote on such action having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the Members entitled to vote thereon were present and voted.

Section 6. - Admission of Additional Members

Additional Members may be admitted to the Company and will participate in the Profits, Losses, distributions and ownership of the assets of the Company on such terms as are determined by the Board of Managers. Admission of any new Members shall require that such new member(s) execute a counterpart signature page to this Agreement, the Alcohol License Qualification Agreement attached hereto as Exhibit A (unless otherwise approved by the Operating Manager), and/or such other instruments as the Operating Manager deems necessary to confirm the undertaking of such Person, to be bound by all of the terms and conditions of this Agreement. Such new Members shall be allocated Profit and Loss by such method as may be provided in this Agreement, and if no method is specified, then as may be permitted by Section 706(d) of the Code.

Section 7. - Allocations and Distributions

7.1 Allocations of Profits and Losses. Profits and Losses for any Fiscal Year shall be allocated to the Members as follows:

(a) Except as set forth in Section 7.1(b), Profits and Losses shall be allocated to the Members in accordance with their respective Percentage Interests.

(b) Profits and Losses arising from any transaction contemplated by Section 7.3(e) shall be allocated to the Members in accordance with the economic effect of distributions to Members contemplated by Section 7.3(e).

7.2 Special Allocations. Notwithstanding the provisions of Section 7.1:

(a) Minimum Gain. Notwithstanding any other provision of this Section 7.2, if there is a net decrease in the Company's minimum gain as defined in Regulation Section 1.704-2(d) during a taxable year of the Company, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain. This Section 7.2(a) is intended to comply with the minimum gain chargeback requirement of Regulation Section 1.704-2 and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Members may seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Regulation Section 1.704-2(f)(4).

(b) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Member minimum gain (as defined in Regulation Section 1.704-2(i)) attributable to a Member nonrecourse debt (any nonrecourse liability of the Company for which any Member bears the economic risk of loss) during any Fiscal Year, then there shall be specially allocated to each Member items of Company income and gain for such year (and, if necessary, for subsequent Fiscal Years) in an amount equal to the greater of (A) the portion of such Member's share of the net decrease in Member minimum gain (determined in accordance with Regulations Section 1.704-2(i)(5)) that is allocable to the disposition of Company assets subject to such Member nonrecourse debt (determined in accordance with Regulations Section 1.704-2(i)(4)) or (B) the negative balance standing in such Member's Capital Account, if any. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2)(i). This Section 7.2(b) is intended to comply with Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)*(d)(4), (5)* or *(6),* which create or increase a Deficit Capital Account of the Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 7.2(c) be interpreted to comply with the alternate test for economic effect set forth in Regulation Section 1.704-1(b)(2)(ii)*(d)*.

(d) Deficit Creation. No allocations of Loss, deduction, and/or expenditures described in Section 705(a)(2)(B) of the Code shall be charged to the Capital Accounts of any Member if such allocation would cause such Member to have a Deficit Capital Account. The amount of the Loss, deduction, and/or Code Section 705(a)(2)(B) expenditure which would have caused a Member to have a Deficit Capital Account shall instead be charged to the Capital Account of any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their Percentage Interests in the Company.

(e) Deficit Balance. If any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that the Member is obligated to restore to the Company under Regulation Section 1.704-1(b)(2)(ii)(c) and the Member's share of minimum gain as defined in Regulation Section 1.704-2(g)(1) (which is also treated as an obligation to restore in accordance with Regulation Section 1.704-1(b)(2)(ii)(d)), the Capital Account of the Member shall be specially credited with items of Company income (including gross income) and gain in the amount of the excess as quickly as possible.

(f) Nonrecourse Deductions. Items of Losses, deduction, and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Regulation Section 1.704-2(i) shall be allocated to the Members' Capital Accounts in accordance with said Regulation Section 1.704-2(i). Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Regulation Section 1.704-2(b)) those deductions shall be allocated to the Members in accordance with, and as a part of, the allocations of Company Profit or Loss for that period.

(g) Section 704(c). In accordance with Section 704(c)(1)(A) of the Code and Regulation Section 1.704-1(b)(2)(iv)(d)(3), if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss, and deductions for the property shall, solely for Federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company and its fair market value at the time of contribution.

(h) Curative Allocations . Any credit or charge to the Members' Capital Accounts pursuant to Sections 7.2(a) through 7.2(f) shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to Section 7.1 above, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 7.1 and 7.2 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Section 7 if the special allocations required by Sections 7.2(a) through 7.2(f) had not occurred.

(i) Company nonrecourse deductions (which means partnership nonrecourse deductions as defined in Regulation Section 1.704-2) for any Fiscal Year shall be specially allocated to the Members in proportion to the Members' Percentage Interests.

(j) To the extent the amount of any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Regulations

1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain or loss and such gain or loss shall be specially allocated to the Members in accordance with their respective Percentage Interests in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.7041(b)(2)(iv)(m)(4) applies.

(k) If there is a change in the respective Percentage Interests of the Members during any Fiscal Year, the allocations required by this Section 7.2 to be made in accordance with Percentage Interests for such Fiscal Year shall be made for the elapsed portion of the Fiscal Year ending on the last day of the month during which the change occurred based upon the Percentage Interests before such change, and such allocations shall be made for the remainder of the Fiscal Year based upon the Percentage Interests after such change. In the event of more than one change in Percentage Interests during any Fiscal Year, the above language in this Section 7.2(k) shall govern as to each such change.

7.3 <u>Distributions; Generally</u>.

(a) At the discretion of the Board of Managers, the Company shall make distribution of Available Cash (other than arising from a transaction contemplated by Section 7.3(e) or Section 7.4) to the Members as follows:

(i) First, to the Members in an amount per Member intended to enable the Members to discharge their United States federal, state and local income tax liabilities (and assuming an identical tax rate for all Members) arising from the allocations made or to be pursuant to Section 7.1(a)(4) or (5) hereof. The amount distributable pursuant to this Section 7.3(a)(i) shall be an amount not to exceed 40% of the Company's aggregate taxable income that would be allocable to such Member for the applicable tax year;

(ii) Second, to the Members, pro rata, based upon their respective Percentage Interests.

(b) The Company shall not make a distribution to a Member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to the Members on account of their Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair market value of the Company's assets, except the fair market value of the property that is subject to a liability for which the recourse of creditors is limited shall be included in the Company's assets only to the extent that the fair market value of that property exceeds that liability.

(c) Subject to the terms and conditions of Section 7.3(d), a Member who receives a distribution in violation of Section 7.3(b), and who knew at the time of the distribution that the distribution violated Section 7.3(b), shall be liable to the Company for the amount of the distribution.

(d) Unless otherwise agreed upon by the Board of Managers, a Member who receives a distribution from the Company in violation of Section 7.3(b) shall have no liability under

the Act or other applicable law for the amount of the distribution after the expiration of three (3) years from the date of the distribution unless an action to recover the distribution from the Member is commenced prior to the expiration of the three (3) year period and an adjudication of liability against the Member is made in the said action.

(e) The Company shall make any distributions of Available Cash arising from any event or transaction which triggers payments to Incentive Units pursuant to the applicable Restricted Membership Interest Agreement to the Members in accordance with Section 7.4,

7.4 Distributions on Liquidation.

(a) Liquidation proceeds will be paid as promptly as reasonably possible. The Company may offset damages for breach of this Agreement by a Member whose Membership Interest is liquidated against the amount otherwise distributable to such Member; provided, however, until such time as a court of competent jurisdiction determines the validity of any claim for breach of this Agreement by such Member, the Company may not offset any damages against the amount otherwise distributable to a Member, but rather shall escrow an amount equal to the damages suffered by the Company as a result of such alleged breach. In the event such court reaches a decision favorable to the Company, the Company may offset such damages against the amount otherwise distributable to such Member. In the event such court reaches a decision favorable to the Member, the Company shall promptly return that portion of the escrowed sum as is equal to the amount the Member would have otherwise been entitled to receive but for such claim of alleged breach of this Agreement. In the event the Company escrows any such sums in accordance with this Section 7.4, the Company and the Member whose Membership Interest is being liquidated hereunder shall mutually agree on an escrow agent to hold such sums, or absent such an agreement, the Company shall deposit such sums with a court of competent jurisdiction.

(b) Upon the Company's liquidation, the Company's assets shall be distributed in the following order of priority:

(i) The claims of creditors, other than Members, first shall be satisfied and adequate reserves established (as determined by the Board of Managers);

(ii) All outstanding loans from the Members shall be repaid in the same proportion to which the outstanding loans from any Member shall bear to the outstanding loans of all Members; and

(iii) To the Members (including the holders of Incentive Units), pro rata, in accordance with their Percentage Interests (subject to any applicable Strike Price with respect to the Incentive Units).

7.5 No Other Distributions. Except as provided in this Agreement, no Member shall have any right to receive distributions from the Company.

Section 8. - Management

8.1 Management.

(a) Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed by the Board of Managers. Except as expressly provided herein, the Board of Managers shall direct, manage and control the business of the Company and shall have full and complete authority, power, and discretion to make any and all decisions and do all things which the Board of Managers deems appropriate or required. The Board of Managers shall have the power and authority conferred upon it by law and this Agreement. Any act of the Board of Managers or action which requires the approval of the Board of Managers, shall be authorized by Manager Approval, except to the extent delegated solely to the Operating Manager, in which case such act or action by the Operating Manager shall constitute proper approval thereof and, in each case, shall be binding on the Members, as a whole.

(b) The Operating Manager shall be responsible for the day-to-day business operations of the Company, including, without limitation: (i) preparing and filing tax returns and other regulatory applications and other filings for and on behalf of the Company; (ii) maintaining the books and records for the Company; (iii) establishing and implementing operating policy decisions;. (iv) paying Company expenses or reimbursing any Persons for all expenses incurred on behalf of the Company; (v) subject to Section 8.2, hereof, establishing compensation for employees; (vi) delegating the responsibility for the day-to-day operations of the Company to one or more officers that the Board of Managers may appoint in accordance with the provisions of Section 8.11; (vii) investing any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments; (viii) purchasing or amending liability and other insurance to protect the Company's property and the Company's business and (ix) except in connection with a transaction otherwise expressly requiring Manager Approval pursuant to the terms of this Agreement, (a) executing on the Company's behalf all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company's property, assignments, bills of sale, leases, partnership agreements, and, any other instruments or documents necessary, in the Operating Manager's opinion, in order to the Company's business; (b) entering into any and all other agreements on the Company's behalf, with any other Person for any bona fide business purpose, in such forms as the Operating Manager may approve; and (c) doing and performing all other acts as may be necessary or appropriate to the conduct of the Company's business.

8.2 Certain Powers of the Board of Managers. The Operating Manager shall have the power to act in all respects with respect to the Company, except as otherwise expressly set forth herein and except the Company may only take the following acts with Manager Approval (but, in any event, without the approval of the Members except to the extent otherwise required by the Act):

(a) To acquire property or assets from any Person in excess of $500,000;

(b) To borrow money from any Person, including banks and other lending institutions or the Members or Affiliates of the Members in excess of $500,000;

(c) To purchase real property in the Company's name;

(d) To establish equity incentive plans (and determine the number of Units available thereunder) for employees, consultants, agents, distributors, suppliers and others with a business relationship with the Company and/or amend such plans in accordance with the terms of such equity compensation plans, including to increase the number of Units available therefore or otherwise;

(e) To hire any person as an employee, agent or representative of the Company with annual compensation in excess of $250,000;

(f) To sell or otherwise dispose of all or substantially all of the Company's assets as part of a single transaction or plan or a merger or recapitalization of the Company;

(g) To cause the Company to consummate a merger, consolidation, reorganization or recapitalization;

(h) To enter into any transaction or agreement with any Manager or Affiliate of the Company;

(i) To enter into any lease arrangement for real or personal property resulting in annualized rent payments of more than $150,000, other than in the ordinary course of business;

(j) To make any loan or advance or give any guarantee or indemnity in excess of $150,000;

(k) To make any acquisition or the agreement to acquire any company, business, other than in the ordinary course of business;

(l) To grant a license or other right to use any intellectual property right of the Company to any Person, other than in the ordinary course of business;

(m) To pledge or grant a security interest or lien on the assets of the Company, except in the ordinary course of business;

(n) To initiate or settle any litigation with respect to the Company with claims or damages in excess of $200,000;

(o) To cause the Company to voluntarily seek protection under applicable bankruptcy laws;

(p) To cause the Company to make any distribution of any kind whatsoever to its Members;

(q) To issue new Membership Interests or to establish or create and issue and a new class of securities, except those set forth in Section 5.1(c)(iii)(a) and (b), each of which may be approved by the Operating Manager without further approval;

(r) Establish compensation for the Board of Managers, the Operating Manager and officers;

(s) Subject to Section 8.8, to increase or decrease the size of the Board of Managers at any time, other than in connection with vacancies;

(t) To approve any amendment, consent or waiver to this Agreement or the Certificate of Formation of the Company, subject to Section 21 hereof; and

(u) To obtain any alcoholic beverage licenses or permits issued by any state, federal or other alcoholic beverage regulatory agency, as needed to perform the Company's operations, regardless of the creation of any Permit Conflict or Disqualification Event for any Member Party and approve any redemption of Interests in connection with any such Permit Conflict or Disqualification Event in accordance with the terms hereof or otherwise.

8.3 Liability for Certain Acts. The Board of Managers shall exercise its best good faith business judgment in participating in the management of the Company's business, operations and affairs. Unless fraud, gross negligence or willful misconduct shall be found by a nonappealable court order, judgment, decree or decision, the Managers shall not be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by such Manager(s) on behalf of the Company's business, operations and affairs, which may cause or result in any loss or damage to the Company, or the Members. The Board of Managers does not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the Company's operations. None of the Managers shall be responsible to any Members because of a loss of their investments or a loss in operations, unless the loss shall have been the result of fraud, gross negligence or willful misconduct by the Manager found as set forth in this Section 8.3. Unless fraud, gross negligence or willful misconduct shall be found by a nonappealable court order, judgment, decree or decision, the Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture, so long as otherwise in accordance with the terms hereof.

8.4 The Managers Do Not Have An Exclusive Duty to the Company. The Managers shall not be required to manage the Company as its sole and exclusive function, and may have other business interests and may engage in other activities in addition to those relating to the Company; provided, that, other than Lance Collins, Managers shall not be permitted to be involved with or invest in any business activity competing with the Company, except to the extent the Operating Manager consents to Manager engaging or involved in or investing in such competing activity, subject to Section 21 hereof. The Members and Managers acknowledge and agree that while the Managers are not required to devote all of their business time and ability to the Company, they are required to devote a sufficient amount of their business time and ability to the affairs of the Company as may be necessary to effectively manage the affairs of the Company. Neither the Company, any Manager nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or another Member, or to the income or proceeds derived therefrom.

8.5 Bank Accounts. The Operating Manager or Chief Financial Officer may open bank accounts in the Company's name. The Company's funds shall be deposited in the Company's name in such bank account or accounts as shall be designated by the Operating Manager. The Operating Manager or Chief Financial Officer shall use such funds solely for the

Company's business. Funds shall be withdrawn from the Company's bank accounts only upon an authorized signature of the Operating Manager or Chief Financial Officer.

8.6 Removal. The Managers appointed by Lance Collins may be removed at any time (a) by Lance Collins or (b) by the affirmative vote of the Members representing 50% of the Units of the Members (excluding the vote of such Manager (or an Affiliate of such Manager) being removed.; provided, however the Operating Manager may only be removed following an affirmative vote of the Members representing 50% of the Units of the Members in the event of a non-appealable court order, judgment, decree or decision that the Operating Manager has committed a material breach of his duties under this Agreement that constitutes gross negligence, fraud or willful misconduct. Vacancies shall be filled in accordance with Section 8.8 hereof.

8.7 Resignation. The Managers may resign at any time by giving at least thirty (30) days prior written notice to the other Members, or such other period of time as approved by the Board of Managers. Such resignation shall take effect at such time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

8.8 Appointment of Managers; Vacancies; Board of Managers Size. The Operating Manager shall appoint all of the Managers on the Board of Managers (and fill all vacancies with respect thereto). The number of Managers on the Board of Managers may be reduced by the Members in lieu of filling a vacancy, subject to the terms herein.

8.9 Operating Manager's Representations. Every contract, deed, mortgage, lease and other instrument executed by the Operating Manager shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof: (i) the Company was in existence; (ii) neither this Agreement nor the Certificate of Formation had been amended in any manner so as to restrict the delegation of authority to the Operating Manager; and (iii) the execution and delivery of such instrument was duly authorized by the Operating Manager. Any Person may always rely on a certificate addressed to such person and signed by an Operating Manager:

(a) as to who are the Members and the Managers of the Company;

(b) as to the existence or non-existence of any fact which constitutes a condition precedent to acts by the Members or Managers or in any other manner germane to the Company's affairs;

(c) as to who is authorized to execute and deliver any instrument or document of the Company;

(d) as to the authenticity of any copy of the Certificate of Formation, this Agreement, amendments thereto and any other document relating to the conduct of the Company's affairs; and

(e) as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Managers or any Member in the capacity as a Member or Managers of the Company.

8.10 Limitations on Members.

(a) Except as is expressly provided in this Section, no Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of, any other Member or the Company.

(b) Unless authorized to do so by this Agreement or by the Operating Manager, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

(c) Any and all obligations, losses, liabilities, claims, damages and expenses whatsoever created or incurred by any Member on behalf of the Company without the express written consent of the Operating Manager shall solely be the responsibility of such Member.

8.11 Officers. The Board of Managers may appoint such other officers as the Operating Manager may deem necessary, including without limitation, a President, Vice Presidents and other officers. Such officers shall have such duties and responsibilities as the Operating Manager shall delegate and assign to such officers.

8.12 Observer. So long as Pentland maintains the Pentland Minimum Investment, Pentland shall have the option at any time, upon notice to the Company to appoint one (1) natural person to serve as an observer on the Board of Managers (the "Observer") and such Observer shall have rights to observe meetings, actions, consents, approvals or proceedings ("Observation Rights") of the Board of Managers, but not serve as a Manager and shall not have any voting or Manager authority. The Company shall give the Observer notice of each meeting of the Board of Managers and all written materials and other information given to the members of the Board of Managers at the same time as such materials and information are given to the members of the Board of Managers and the Observer shall maintain the confidentiality of such materials and information in accordance with Section 21 hereof.

8.13 Limitations on Managers/Observers. Any Manager or Observer appointed herein shall be subject to the terms hereof, including the confidentiality restrictions set forth in Section 21 hereof, whether or not a signatory hereto, and such person as well as the Manager and any Member appointing such Manager shall be liable to the Company for any breach hereof. Notwithstanding anything herein to the contrary, the Company shall have the right to withhold information or documentation and/or to exclude a Manager or Observer from the relevant portion of a meeting: (a) with respect to any matter related to the Member appointing such Manager or Observer or its Affiliates or their respective brands or products; or (b) if the Board of Managers (without such Manager, if applicable) in good faith determine that such information is related to a matter which the Member who appointed such Manager or Observer or the Manager or Observer, himself or herself, would have a conflict of interest.

8.14 Proxies. Each Manager entitled to vote at a meeting of Managers or to express consent or dissent without a meeting may authorize another Manager or an Observer to act for such Manager by proxy. Each proxy is revocable at the pleasure of the Manager executing it, except in those cases where a proxy is made irrevocable and an irrevocable proxy is permitted by law.

8.15 Managers' Consent in Lieu of Meeting; Telephonic; Notice. Any action of the Managers may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Managers entitled to vote on such action having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the Managers entitled to vote thereon were present and voted. Meetings of managers may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at the meeting. by the Operating Manager or two Managers upon no less three (3) business day's advance notice.

Section 9. - Transferability of a Member's Interest

9.1 Lifetime Restrictions on Transfers. Except as otherwise provided herein or with the consent of the Board of Managers, a Member shall not sell, transfer, pledge, encumber or otherwise dispose of all or any part of his, her or its Membership Interest to any Person. A Member desiring to make a transfer (hereinafter referred to as the "Selling Member") shall have first complied with the provisions of this Section 9.1 pursuant to which the Member shall have offered to sell to the Company and thereafter to the other Members (the "Remaining Members") following the receipt of a Bona Fide Offer (as defined below) such Membership Interests subject to the Bona Fide Offer and such offer to the Company and the Remaining Members shall not have been accepted in full within the time periods set forth herein.

(a) The offer which shall be given to the Company and the Remaining Members in accordance with Section 9.1(b) hereof, shall consist of an offer to sell all of the Membership Interest subject to the Bona Fide Offer, to which shall be attached a statement of intention to transfer, the name and address of the prospective purchaser (the "Bona Fide Offeror"), the number of Units involved in any such proposed transfer on such date, and the price and terms of any such transfer ("Bona Fide Offer"). The Bona Fide Offer shall also include sufficient facts concerning the Bona Fide Offeror to enable the Company and the Remaining Members to arrive at an informed judgment as to the bona fides of such offer.

(b) Upon delivery of the Bona Fide Offer to the Company and the Remaining Members, the Selling Member shall then offer, or be deemed to have offered, in writing to sell to the Company, all of the Membership Interests subject to the Bona Fide Offer for an amount equal to the purchase price set forth in the Bona Fide Offer and on the terms set forth in the Bona Fide Offer (the "Lifetime Purchase Price"), and upon the terms and conditions no less favorable to the Selling Member than as set forth therein; provided, however, that the Selling Member has complied with all of the procedural conditions hereof. Within thirty (30) days after receipt by the Company of the Bona Fide Offer, the Company (as determined by the Board of Managers) may elect to purchase all or any part of the Selling Member's Interest which is the subject of the Bona Fide Offer for the Lifetime Purchase Price and upon the terms and conditions no less favorable to the Selling Member. If such offer is not accepted in full by the Company, the Remaining Members may, within thirty (30) days after the receipt by the Company of the Bona Fide Offer, elect to purchase all of the remaining Selling Member's interest which is the subject of the Bona Fide Offer for the Lifetime Purchase Price.

(c) Each potential purchaser shall exercise his, her or its election to purchase by giving written notice thereof to the Company and the Selling Member; provided, if any Remaining Members seek to purchase more than their pro rata share of the Selling Member's Membership Interests, each subscribing Remaining Member shall be entitled to their pro rata share plus their pro rata share of any excess among other over-subscribing Remaining Members. Any such notice by the Company and/or the Remaining Members shall only be acceptable if it specifies a date for the closing of the purchase which shall not be more than forty-five (45) days after the date of the giving of such notice of acceptance.

(d) If the Company and/or the Remaining Members, whichever the case may be, exercises the right to purchase the Membership Interests of a Selling Member in accordance with the terms of Section 9.1, then the Company and/or the Remaining Members (the "Purchaser"), shall pay the Lifetime Purchase Price, in accordance with the terms and conditions of the Bona Fide Offer.

(e) If the offer to sell as provided for in Section 9.1 is not accepted in full by the Company and/or the Remaining Members, the Selling Member may make a bona fide transfer to the prospective purchaser named in the statement attached to the Bona Fide Offer, with such sale to be made only in strict accordance with the terms therein stated. The Company and the Remaining Member shall be given full access to all closing documents relating to such sale to the Bona Fide Offeror so that adherence to the terms and conditions of the Bona Fide Offer can be demonstrated. However, if the Selling Member shall fail to make such transfer within sixty (60) days following the expiration of the time hereinabove provided for the election to purchase by the Company and the Remaining Member in accordance with Section 9.1, or if there is any modification in price or any of the terms and conditions of the Bona Fide Offer, such Membership Interests shall again become subject to all of this Agreement's restrictions, and the Selling Member shall not have the right to complete the proposed sale without again offering the Interest, in writing, anew to the Company and the Remaining Member pursuant to the procedures set forth in Section 9.1.

(f) Under no circumstances shall a Membership Interest be transferable to a Person who is not able to comply with the provisions of the Agreement, including Section 16 hereof and the requirement of Exhibit A, except as approved by the Operating Manager.

(g) At the request of the Operating Manager, a Bona Fide Offeror as a condition to a transfer to it shall provide the Company with all such documents and instruments as requested by the Operating Manager and/or an opinion of counsel, acceptable to the Operating Manager and concurred in by counsel for the Company, stating that:

(i) such transfer is exempt from the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws covering such Membership Interest and that such transfer will not cause the original issuance of the Membership Interest by the Company to be in violation of the registration and prospectus delivery requirements of the Securities Act of 1933, as amended or such state laws (including any investment suitability standards applicable to the Company); and

(ii) the Bona Fide Offeror has paid all reasonable expenses incurred by the Company in connection with such transfer, including, but not limited to, the cost of the preparation, filing and publishing of any amendment to this Agreement or any other amendments or filings of any other documents and any legal or accounting fees; and

(iii) such transfer satisfies applicable law and shall not result in any adverse effect on the Company, as determined by the Board of Managers.

(h) Notwithstanding anything in this Agreement to the contrary, any Membership Interest purchased by any Bona Fide Offerors from a Selling Member shall be acquired subject to the terms and conditions of this Agreement and the Bona Fide Offerors shall not sell, assign, pledge, encumber, hypothecate, mortgage, or in any other manner transfer the whole or any part of the Membership Interest purchased, or any other Membership Interest thereafter held or owned, without the prior written consent of the Board of Managers, except as specifically provided in this Agreement. It shall be the selling Member's affirmative obligation to notify the Bona Fide Offerors that the Interest proposed to be purchased by the Bona Fide Offerors will remain subject to the terms and provisions of this Agreement following the proposed sale and purchase.

9.2 Sale in Violation of Agreement. In the event of any attempted sale, assignment, transfer, hypothecation, pledge, encumbrance or disposition ("Attempted Transfer") of the Membership Interest of a Member not in accordance with the terms of this Agreement or, in the case of an inadvertent Attempted Transfer, promptly cured without any detriment to the Company whatsoever (as determined by the Board of Managers), such Attempted Transfer shall be deemed to be null and void (in the case of such an Attempted Transfer), and said Member shall be deemed to have made an offer to sell his, her or its Membership Interest pursuant to Section 9.1(b) hereof, to be deemed made as of the date of discovery of such Attempted Transfer, and at a price equal to the lesser of: (i) seventy-five (75%) percent of the Value of the Member's Interest as determined under Section 10 hereof; or (ii) the purchase price paid to such Member pursuant to such Attempted Transfer. The payment terms shall be in cash, with a promissory note payable over a period of ten (10) years with interest imposed at the lowest annual rate of interest permissible for the avoidance of imputed interest (a note with such terms, the "Note") or in accordance with such other method as agreed by purchaser and the Attempted Transfer Member.

9.3 Involuntary Transfers. In the event of a Member's bankruptcy or divorce, conviction of a felony or a Member Party creating a Permit Conflict or Disqualification Event, as determined by the Manager Approval, unless otherwise expressly approved or waived by the Board of Managers (an "Involuntary Transfer"), such Member shall be deemed to have made an offer to sell his, her or its Membership Interest as of the date of discovery of such Involuntary Transfer, pursuant to Section 9.1(b) hereof, and at a price equal to the lesser of (i) one hundred (100%) percent of the Value of the Member's Membership Interest as determined under Section 10 hereof; or (ii) the purchase price paid to such Member or value attributed to such Membership Interests in connection with such Involuntary Transfer. The payment terms shall be made in cash, a Note or such other method as agreed by the attempted Involuntary Transfer Member and the purchaser.

9.4 Consent Required for Transfer and Assignment of a Member's Interest. Except as otherwise provided herein, no Member shall be entitled to transfer, assign, convey, sell, pledge, encumber or in any way alienate all or any part of his, her or its interest in the Company as a Member except with the prior written consent of the Board of Managers, which consent may be given or withheld, conditioned or delayed by the Board of Managers.

9.5 Further Restrictions on Transfer. No Member shall assign, convey, sell, encumber or in any way alienate all or any part of his, her or its Membership Interest in the Company if the Membership Interest to be sold or exchanged, when added to the total of all other Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would result in the Company's termination under Section 708 of the Code.

9.6 Substitute Members. A transferee of a Membership Interest shall have the right to become a Substitute Member if: (i) the requirements of this Article 9 are met; (ii) such Person executes an instrument satisfactory to the Operating Manager accepting and adopting the terms and provisions of this Agreement; and (iii) such Person pays any reasonable expenses in connection with its admission as a Substitute Member. A Substitute Member and a Permitted Transferee shall be deemed to be a Member hereunder, and all references to a Member shall include a Substitute Member and a Permitted Transferee.

9.7 Effect of Transfer.

(a) Any permitted transfer of all or any portion of a Member's Interest in the Company shall take effect on the date of transfer.

(b) Any transferee of a Membership Interest in the Company shall take such Membership Interests subject to the restrictions on transfer imposed by this Agreement.

(c) A Member ceases to be a Member and to have the power to exercise any rights or powers of a Member upon the assignment of all of its Membership Interests, except with respect to provisions which survive membership.

9.8 Permitted Transferees. Notwithstanding any other provisions of this Agreement and except following or in connection with an Involuntary Transfer or a Sale in Violation of this Agreement not otherwise approved by the Board of Managers or the Operating Manager:

(a) Each Member during his or her lifetime, or upon his or her death, or during its existence, may give, sell, bequeath or otherwise assign all or any part of his, her or its Membership Interests to the following, which shall be referred to as the "Permitted Transferees" and which shall not be subject to the provisions of Section 9.1, other than Section 9.1 (f) and (g), and the avoidance of applicable Permit Conflicts or Disqualification Events (unless approved by Manager Approval), which shall continue to be complied with:

(i) such Member's spouse, sibling or parent;

(ii) any descendent of such Member;

(iii) a custodian or guardian of a minor descendent of such Member;

(iv) a trust, family limited partnership or other type of estate planning vehicle in which the persons with voting control and the primary beneficiaries are Members or Permitted Transferees;

(v) the member(s) or equity holder(s) of a Member; and/or

(vi) any subsidiary or Affiliate of a Member of the transferring Member in which the transferring Member owns one hundred (100%) percent of the outstanding capital or equity interests of the transferee.

(b) Lance Collins may give, sell or bequeath or otherwise assign all or part of his Membership Interests to any person or entity of his choosing without consent from the Board of Managers, which person or entity shall be deemed a Permitted Transferee hereunder.

(c) Pentland may give, sell or bequeath or otherwise assign all or part of its Membership Interests to one or more Affiliates or related pension plan or program established by it or its Affiliates, without consent from the Board of Managers, which person or entity shall be deemed a Permitted Transferee.

Section 10. - Determination of Value

Upon any sale of a Member's Interest pursuant to this Agreement which requires the determination of the Company value, the total value of the Company ("Company Value") shall be determined by a nationally recognized or regionally recognized business valuation company chosen by the Operating Manager that has experience in valuing businesses similar to the Company. The Value of a Member's Membership Interest shall be an amount equal to the Company Value, multiplied by the Percentage Interest in the Company being purchased, subject to appropriate discounts, including for liquidity and minority position.

Section 11. - Termination of a Member

The death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event which would terminate a Member's interest as a Member in the Company shall not dissolve the Company and shall not require the consent of the remaining Members to continue the Company.

Section 12. - Term of the Company

The Company shall commence as of the date its Certificate of Formation is filed with the Delaware Secretary of State or such later date specified therein, and is perpetual and shall not terminate until the occurrence of any of the following events:

12.1 The agreement in writing of the Board of Managers and the holders of a majority of the Membership Interests on the date of such agreement to terminate the Company; or

12.2 At such earlier time as may be provided by applicable law or judicial decree.

Section 13. - Drag Along and Tag Along Rights

13.1 Drag Along Right.

(a) In connection with the sale of more than thirty (30%) percent of the Membership Interests (in one or a series of transactions by one or more Members acting in concert with any other Member) if approved by the Board, the Members selling such Membership Interests (the "Transferring Members") in a bona-fide, arm's-length transaction to a person or group of persons that are not Permitted Transferees of all such Transferring Members, whether by way of merger, consolidation, sale of shares or assets, or otherwise (each (i) and (ii) a "Significant Sale"), may, at their option, require the other Members to participate in the Significant Sale. If the Significant Sale is structured as (A) a merger or consolidation of the Company, each Member may be required by the Transferring Members to waive any dissenters' rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, and (B) each Member may be required by the Transferring Members to sell their respective pro rata share of the Membership Interests that is the subject of the Significant Sale at the same price and on the terms and conditions as those applicable to the Transferring Members. If the Transferring Members require the participation of the Members as provided herein, the Members shall not take any action to impede the Significant Sale, but instead shall take all actions as may be reasonably requested by the Transferring Members in connection with the consummation of the Significant Sale, including without limitation: (i) providing the representations, warranties, covenants, conditions, escrow agreements, instruments of conveyance, written consents, assignments of units, proxies, letters of transmittal, purchase agreements and other provisions and agreements relating to such Significant Sale and (ii) effectuating the allocation and distribution of the aggregate consideration upon the Significant Sale as set forth below.

(b) The Transferring Members shall provide a written notice to the Members and the Company at least fifteen (15) days prior to the closing of the Significant Sale (the "Drag-Along Notice") and the Drag-Along Notice shall state the Transferring Members' bona fide

intention to sell, the name and address of the prospective transferee(s), the number of Membership Interests to be sold, the terms and conditions (including price) of the sale or the expected closing date of the Significant Sale and all actions required of the Members to consummate the transactions. Each Member shall timely comply with the requests and the instructions of the Transferring Members contained in such Drag Along Notice. If within sixty (60) days after the delivery to the Members of the Drag-Along Notice, the Transferring Members have not consummated the Significant Sale, the Transferring Members shall, if applicable, return to each of the Members all certificates representing Membership Interests, together with any other documents in the possession of the Transferring Members which may have been delivered by the Members in connection with a Significant Sale under this Section 13.1, and all the restrictions on Transfer contained in this Agreement at such time shall again be in effect.

(c) No Member shall be obligated to make any out-of-pocket expenditure in connection with the consummation of the Significant Sale (excluding costs incurred by or on behalf of a Member for its or his sole benefit hereunder and nominal expenditures for postage, copies, etc.) and no Member shall be obligated to pay more than its pro rata share (based upon the amount of consideration received) of reasonable expenses incurred to unaffiliated parties in connection with a Significant Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party.

(d) The requirements of this Section 13.1 shall not apply to any transfer to a Permitted Transferee. The requirements of Section 9.1 shall be satisfied prior to complying with the requirements of this Section 13.1.

13.2 Tag Along Right.

(a) Subject to this Agreement, any Member, whether alone or in concert with any other Member, desiring to transfer fifty (50%) percent or more of the Membership Interests of the Company to any person other than pursuant to a Permitted Transferee, in one transaction or a series of related transactions approved by the Board, shall give not less than fifteen (15) calendar days' prior written notice (the "Tag-Along Notice") of such intended transfer to each other Member (each a "Tag-Along Offeree"), which shall specifically identify the identity of the proposed transferee (the "Tag-Along Offeror"), the amount and type of interests being transferred, the purchase price therefor, and a summary of the other material terms and conditions of the proposed transfer, and shall contain an offer (the "Tag-Along Offer") by the Tag-Along Offeror to each Tag-Along Offeree. The Tag-Along Offeree shall, within ten (10) business days after the delivery of the Tag-Along Offer (the "Tag-Along Period") elect whether to participate in the Tag-Along Offer at the purchase price and upon the other terms offered by the Tag-Along Offer (all of which shall be set forth in the Tag-Along Notice) the number of Membership Interests equal to no more than (x) the number of Membership interests owned by such Tag-Along Offeree as of the date of the Tag-Along Offer, multiplied by (y) a fraction, the numerator of which is the number of Membership Interests proposed to be sold by the Member to the Tag-Along Offeror and the denominator of which is the total number of Membership Interests owned by such Member as of the date of the Tag-Along Offer. The Membership Interest proposed to be sold shall be sold in proportion to their respective Percentage Interest in the Company.

(b) A copy of the Tag-Along Notice shall promptly be sent to the Company. The Tag-Along Offer may be accepted in whole or in part at the option of each of the Tag-Along Offerree. Notice of any Tag-Along Offeree's intention to accept a Tag-Along Offer, in whole or in part, shall be evidenced by a written notice signed by such Tag-Along Offeree and delivered to the Tag-Along Offeror and the Company prior to the end of the Tag-Along Period, setting forth the number of Membership Interests and class of Membership Interests that such Tag-Along Offeree elects to Transfer.

(c) If the Tag-Along Offeree proposes to sell its Membership Interests to the Tag-Along Offeror at a price higher than the price offered to the Tag-Along Offeree, the terms of such Tag-Along Offer are otherwise modified or the transfer in the Tag-Along Offer shall not have been consummated within sixty (60) days following the expiration of the Tag-Along Period, such transfer shall be again subject to the requirements of Section 9.1 and this Section 13.2.

(d) All transfers of Membership Interests to the Tag-Along Offeror(s) shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day as soon as practicable, but in no event more than 15 calendar days after the expiration of the Tag-Along Period, or (ii) the tenth business day following the receipt by the Company and the Members of all necessary consents, the receipt of all necessary governmental approvals and the expiration or termination of all waiting periods under applicable law, or at such other time and/or place as the parties to such Transfers may agree. The delivery of certificates or other instruments evidencing such Interests duly endorsed for transfer, as well as the required entries in the books and records of the Company, shall be made on such date against payment of the purchase price for such Interests.

(e) The requirements of this Section 13.2 shall not apply to any transfer of Interests made by a Member to a Permitted Transferee. The requirements of Section 9.1 shall be satisfied prior to complying with the requirements of this Section 13.2.

Section 14. - Fiscal Year and Accounting Method

For income tax purposes, the Company's fiscal year (the "Fiscal Year") shall be the calendar year, and the Company's books shall be kept on the cash method of accounting. Such method shall be consistently followed by the Company, subject, however to the Company's right to change its method of accounting for income tax purposes as allowed by law. The accounting for Company purposes shall be made in accordance with generally accepted accounting principles.

Section 15. - Books and Records

15.1 The Operating Manager shall keep or cause to be kept complete and accurate books with respect to the Company's business. The Company's books at all times shall be maintained and kept at the Company's principal office. Each Manager or its representatives shall have the right to examine the Company's books and records at reasonable times upon reasonable prior notice to the Company.

15.2 The Company's books shall be closed at such intervals as the Operating Manager shall reasonably determine but not less frequently than annually as of the end of each calendar year by the certified public accountants then regularly retained by the Company. Such

certified public accountants for the Company may be changed at any time and from time to time by the Operating Manager. Such accountants shall prepare the Federal income tax returns for the Company together with a report for each Member for Federal income tax purposes indicating the portion of each Member of the Company's profits and losses for such year. The Members shall each receive a copy of the appropriate report within a reasonable period of time after the close of each fiscal year and promptly after its receipt by the Company and approval by the Operating Manager.

15.3 As to each calendar year of the Company throughout the term of the Company, upon request, the Company shall send to each Member a copy of (i) the balance sheet of the Company as of the end of each calendar year, (ii) an income statement of the Company for such year, and (iii) a statement showing the Available Cash distributed by the Company to the Members in respect of such year. Such financial statements shall be delivered no later than one hundred (120) days following the end of such calendar year.

15.4 A Member or Manager of the Company shall be fully protected in relying in good faith upon the Company's records and upon such information, opinions, reports or statements presented to the Company by any of its other Members, officers, employees, or committees of the Company, or by any other Person, as to matters the Member or Manager reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 16. - Other Activities of Members

Except as prohibited by any other agreement executed by a Member and the Company, Members and their Affiliates may, directly or indirectly, have other business interests and investments and may engage in other activities in addition to those relating to the Company, except for those competing with the Company, unless the Operating Manager consents to Member or its Affiliates directly or indirectly engaging or involved in or investing in such competing activity, and subject to Section 21 hereof in any event. Upon notice by the Company to the Members, Members will be subject to any Permit requirements applicable to its Members from time to time.

Section 17. - Withdrawal of a Member

No Member shall have any right to withdraw from the Company, receive a return on their Capital Contribution or have their Membership Interests redeemed, at any time, without the consent of the Board of Managers, which may be withheld in his sole discretion. In the event a Member ceases to be a Member, the Company shall not be dissolved and shall continue its operations.

Section 18. - Tax Matters Partner / Partnership Representative

18.1 Designation of Partnership Representative. Lance Collins is hereby designated as the "Tax Matters Partner" under Section 6231(a)(7) of the Code and as the "Partnership Representative" of the Company for purposes of Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws (the

"Partnership Tax Audit Rules"), and is hereby authorized and required to represent the Company in connection with all examinations of the Company by tax authorities. Each Member expressly consents to such designations and agrees that upon the request of Lance Collins, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. Lance Collins is specifically directed and authorized to take whatever steps he deems necessary or desirable to perfect any such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury Regulations.

18.2 Authority of Partnership Representative. The Partnership Representative (i) shall manage audits of the Company conducted by the Internal Revenue Service or any other taxing authority pursuant to the audit procedures under the Code and the Treasury Regulations promulgated thereunder or other applicable law, (ii) is authorized to represent the Company in connection with all examinations of the Company's affairs by tax authorities, including administrative and judicial proceedings and (iii) shall have full authority to extend the statute of limitations and to control or settle any tax audit, proposed adjustment or other proceeding on behalf of the Company. The Partnership Representative is specifically authorized, in his sole discretion, to elect pursuant to Code Section 6221(b) (or any successor provision) to have Subchapter C of Chapter 63 of the Code not apply to any federal income tax audits and other proceedings, or to make a "push out" election pursuant to Code Section 6226.

18.3 Audit Expenses. Any expenses incurred by Lance Collins as the Partnership Representative or in a similar capacity shall be borne by the Company. Such Company costs shall include attorneys' fees, fees of other tax professionals, accountants, appraisers and experts and filing fees.

18.4 Steps Following Partnership Adjustment. If any "partnership adjustment" (as defined in Code Section 6241(2)) is finally determined with respect to the Company and the Partnership Representative has not caused the Company to make the "push out" election under Code Section 6226, then:

(a) The Members shall take such actions requested by the Partnership Representative, including filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2);

(b) The Partnership Representative shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4) and (5), and to allocate the burden of any taxes, interest, penalties and related expenses that are payable by the Company as a result of such partnership adjustment (such taxes, interest, penalties and related expenses shall be referred to as "Entity Level Taxes"), to the Members to whom such Entity Level Taxes are attributable; and

(c) Each Member agrees to pay to the Company, within thirty (30) days following a written demand by the Company, such Member's allocable share of any such Entity Level Taxes. A Member's allocable share of any such Entity Level Taxes shall include the Entity Level Taxes allocable to any prior owner(s) of such Member's Membership Interest, and such Member's capital account will be credited with the amount of such contribution and debited by an

equal amount with respect to the Company's payment of such Entity Level Taxes attributable to such Member, such that the net effect on such Member's capital account is zero, and the Member shall not be treated as having made a capital contribution. The Company shall be entitled to withhold, pursuant to the terms of this Agreement, such Member's allocable share of any Entity Level Taxes from any distributions otherwise payable to a Member.

18.5 Notice. The Partnership Representative shall keep the Members informed of all administrative and/or judicial proceedings for the adjustment of partnership items for purposes of relevant partnership audit procedures. Without limiting the generality of the foregoing sentence, the Partnership Representative shall: (a) within a reasonable period of time after receiving any written or oral notice from a taxing authority provide a copy of such notice to the other Members; (b) allow the Members a reasonable opportunity to comment on any proposed response to a taxing authority; and (c) consider in good faith any comments that such Members may have.

18.6 Members to Act Consistently. Each Member agrees to file all federal, state and local tax returns on a basis consistent with any actions taken under this Section 18.

18.7 State and Local Tax. If any state, local or non-U.S. tax law provides for a "tax matters partner," "partnership representative" or person having similar rights, powers, authority or obligations, Lance Collins also shall serve in such capacity. With respect to any such state, local or non-U.S. tax law, Lance Collins shall have all rights, powers and privileges as are set forth in this Section 18, and shall be entitled to make any comparable elections, determinations or payments to those set forth in this Section 18.

18.8 Members' Obligations Survive. The obligations of each Member or former Member under this Section 18 shall survive the transfer or redemption by such Member of its Membership Interest and the termination of this Agreement or the dissolution of the Company.

Section 19. - Indemnification

19.1 The Members and Managers and any person who serves at the request of the Managers, as an officer, manager, employee, agent or advisor or any of their Affiliates (an "Indemnitee"), shall not be liable to the Company, any Member or Manager for any liability, loss, damage, cost or expense which may arise out of or in connection with any act or conduct on the part of such Person taken in good faith in the reasonable belief that it was not contrary to the best interest of the Company, unless fraud, gross negligence or willful misconduct or material breach of this Agreement shall be found by a nonappealable court order, judgment, decree or decision.

19.2 To the fullest extent permitted by law, the Company will indemnify each Indemnitee for any loss, damage or expense incurred by such Indemnitee (including reasonable attorney's fees and expenses) on behalf of the Company or in furtherance of the interests of the Members or otherwise arising out of or in connection with the Company, except for losses arising from such Indemnitee's own fraud, willful misconduct or gross negligence or material breach of the terms and conditions of this Agreement. During the pendency of any litigation or other proceeding for which an Indemnitee has claimed rights of indemnification hereunder, the Company shall advance to such Indemnitee all reasonable attorneys' fees and expenses incurred

by such Indemnitee in connection therewith, which advances shall be credited towards the indemnification payments otherwise owing to such Indemnitee if it is determined by an arbitrator or a court of competent jurisdiction that such Indemnitee was entitled to indemnification hereunder and which shall be returned to the Company by such Indemnitee, on demand, if it is determined by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification hereunder.

19.3 The provisions of this Section 19 shall survive any termination or expiration of this Agreement and shall apply for any period in which any Person was an Indemnitee, regardless of whether they are no longer such at any time.

Section 20. - Limitation on Liability

20.1 Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no Indemnitee shall be obligated personally for any such debt, obligation or liability of the Company, or for any debt, obligation or liability of any other Member, Manager, officer employee or agent of the Company, by reason of being a Member, or acting as a Manager, employee or agent of the Company. No Member shall be required to loan any funds to the Company. Except as may be expressly provided otherwise herein, no Member shall be required to make any contribution to the Company by reason of any negative balance in its Capital Account, nor shall any negative balance in a Member's Capital Account create any liability on the part of the Member to any third party.

20.2 The provisions of this Section 20 shall survive any termination or expiration of this Agreement and shall apply for any period in which any Person was an Indemnitee, regardless of whether they are no longer such at any time.

Section 21. - Confidentiality

21.1 Generally. Each Member and Manager shall keep strictly confidential and not use, disclose, or otherwise waive any privilege attaching to, any and all confidential, privileged or other proprietary information of the Company ("Information") learned or received from or through any other Member or Manager or the Company, it being understood that each Member or Manager shall be permitted to disclose on a confidential basis the Information to any Affiliate or any employee, agent or representative of such Member or Manager or its Affiliates with such recipient subject to the terms hereof. Subject to this Section 21, any and all documents and written materials relating to the Company received by a Member or Manager, its Affiliates or the Company from one of the other Members, its Affiliates or the Company, will constitute "Information" unless expressly designated otherwise in writing. The Company, each Manager and each Member shall take all necessary steps to ensure that use by it or by its employees or other authorized designees of any Information shall be made only in accordance with the conduct of the business of the Company in accordance with the terms of this Agreement and to preserve and maintain in all respects the confidentiality and prompt secrecy of such Information.

21.2 Additional Exceptions. The foregoing confidentiality obligation will not apply to Information which: (i) is required by applicable law, regulation or legal process to be

disclosed, (ii) is or becomes generally known to the public other than through the receiving party or its officers, employees, agents, representatives or Affiliates, (iii) is lawfully obtained from a third party under no duty of confidentiality to the other party, known to the receiving party, or (iv) was otherwise in the possession of a such Person prior to disclosure by another Member or the Company making such Information available and not subject to any confidentiality restriction. Information will not be deemed to be within the foregoing exceptions merely because such Information is embraced by more general information in the public domain or in such Person's prior possession.

21.3 Required Disclosure of Information. In the event that any Member or Manager is required by applicable law, regulation or legal process to disclose any Information, such Member or Manager shall promptly notify the Operating Manager delivering such Information in writing so that the Company and/or the Operating Manager or such other person may seek a protective order or other appropriate remedy. If in the absence of a protective order disclosure is nonetheless, in the opinion of legal counsel, compelled, such disclosure may be made without liability hereunder of only such portion of Information which legal counsel advises is legally required to be disclosed and provided all reasonable efforts are made to assure that confidential treatment will be accorded to such Information.

21.4 Survival. This Section 21 will survive (i) with respect to any Member or Manager whether or not such Person ceases to be a Member or Manager hereunder, and (ii) any termination of this Agreement.

Section 22. - Amendment

This records of the Company may be amended, from time to time, by the Operating Manager to reflect changes made in the membership of the Company in accordance with this Agreement, the address of the Members, the admission of new Members, and the Capital Contributions of the Members. The Agreement may be amended from time to time by the Board of Managers to make such other modifications to this Agreement which under the terms hereof require only Manager Approval or to correct any error or ambiguity in this Agreement. Any other amendments to this Agreement shall require approval of Board of Managers and the vote of the Members holding at least a majority of the Percentage Interests; provided, to the extent the amendment relates to a provision requiring approval of more than the holders of a majority of the Membership Interests, Members holding such higher percentage of Membership Interests shall be required to approve such amendment. Notwithstanding the foregoing and without limiting the generality of the foregoing, in no event shall any amendment to this Agreement (i) increase the personal liability of any Member or require the contribution of additional capital to the Company unless such Member has consented in writing to such amendment or (ii) alter Lance Collins' rights to appoint Managers and related and derivative rights pursuant to the terms hereof, without the consent of Lance Collins or (iii) alter the rights of Pentland to appoint one Observer and related and derivative rights pursuant to the term hereof without the consent of Pentland. For the avoidance of doubt, no rights with respect to Pentland herein shall be in effect unless and until a subscription agreement is signed and executed by the Company and Pentland. Until a subscription agreement is signed by Pentland, the Operating Manager may, without the consent of Pentland, at any time remove and amend the terms hereof that are for Pentland's benefit. It is understood and agreed that the Company may enter into side letters in its discretion with one or more Members that may have

the effect of modifying the terms hereof, with respect to that Member, without amending the terms with respect to any other Member, except in accordance with the terms hereof.

Section 23. - Representations and Warranties.

23.1 Each Member hereby makes the following representations and warranties to the Company and the other Members:

(a) The making and performance of this Agreement by such Member does not and will not in any material respect violate any law, rules, regulations, or orders to which such Member is subject; or result in a breach of, or constitute a default under any indenture or other agreement or instrument by which such Member or any of such Member's properties may be bound or affected.

(b) There are no lawsuits or other proceedings pending or threatened against such Member before any court or arbitrator or by or before any governmental commission, bureau or other regulatory authority, which, if determined adversely, would have a material adverse effect on such Member's ability to consummate the transactions provided for in this Agreement.

(c) The Member has full right, power (and capacity, if he or she is a natural person), and authority to execute and deliver this Agreement, to acquire the Membership Interests, and to perform the undersigned's other obligations hereunder, and if the undersigned is an entity, the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so and no further consent or authorization is required to consummate the transactions provided for in this Agreement.

(d) This Agreement and any subscription agreement, any issuance agreement or other instrument executed in connection herewith constitutes the legal, valid and binding obligation of such Member, enforceable in accordance with its terms, except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(e) Such Member understands that the Units are not being registered under the Securities Act or the securities or "Blue Sky" laws of any State, and that, in addition to the restrictions on transfer provided for herein, the Units may not be sold or otherwise transferred without such registration unless an exemption from registration is available. The Member understands that the offering and sale of the foregoing securities is intended to be exempt from registration under the Securities Act based, in part, upon the representations, warranties and agreements contained in this Agreement.

(f) The Member is an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act").

(g) The Member has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Interests, and all such questions have been answered to the full satisfaction of the Member.

(h) The Member has such sophistication, knowledge and experience in financial, tax and business matters so as to evaluate the merits and risks of an investment in the Interests and to make an informed investment decision with respect thereto and the Member, if an individual, is at least twenty-one (21) years of age.

(i) The Member is not relying on any information furnished by the Company with respect to the tax or other considerations of an investment in Interests, but instead the Member has relied on the advice of, or has consulted with, his, her or its own advisors with respect to such matters.

(j) The Member is acquiring the Interests solely for his, her or its own account for investment and not with a view to resale or distributions.

(k) There are significant transfer restrictions in the Agreement, and Interests issued hereby may not be offered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of an effective registration statement under the Securities Act registration or qualification under any applicable Blue Sky or state securities laws or unless an exemption from registration is available. The Company has no obligation or intention of registering the Interests under any Federal or State laws. Legends shall be placed on the documents for such securities to the effect that they have not been registered under the Securities Act or applicable state securities laws, and appropriate notations hereof will be made in the Company's record books.

(l) The Member has adequate means of providing for the Member's current needs and foreseeable contingencies, has no need for the Member's investment in the Interests to be liquid and is able to bear the economic risk of losing the Member's entire investment.

(m) The Member is aware that the Company has no financial or operating history and the Interests are speculative investments involving a high degree of risk of loss and that an investment in the Interests involves very significant risks.

(n) The Member has significant prior investment experience, including investment in non-listed and non-registered securities. The Member is knowledgeable about investment considerations in start-up companies. The Member's overall commitment to investments which are not readily marketable and not excessive in view of his, her or its net worth and financial circumstances, and the purchase of Interests will not cause such commitment to become excessive. The investment is a suitable one for the Member.

(o) To the extent the Member contributed assets (other than cash) to the Company prior to the date of this Agreement, such Member acknowledges and agrees that the equity received by such Member hereunder, constitutes the full and complete consideration for such assets delivered on or prior to the date of the issuance, and such Member shall not be entitled to any further equity or compensation of any kind from the Company therefor.

(p) The Member understands that the Company may in the future apply for certain Permits. Member understands that it and its Affiliates' identity may be disclosed to certain government agencies in connection with the Permits and that Member's (and Member's spouse or affiliates, as applicable) may be required to provide certain personal information, including

personal financial information to those agencies, and may be required to submit fingerprints and undergo a criminal background investigation in connection with the Permits. Member's failure to cooperate with those obligations or other related regulations would be a breach hereunder and/or render Member Purchaser ineligible to invest in the Company.

(q) The Member understands that Members in the Company may be prohibited from holding interests in certain other businesses that hold alcoholic beverage licenses that may conflict with the Permits and that Members may become ineligible to be Members in the Company. In the event of such ineligibility, Member shall cooperate with the Company, and sell its Interests in the Company pursuant to Section 9.3 hereof, if reasonably deemed required by the Company. Member shall complete Exhibit A hereto, except as otherwise approved by the Company.

(r) The Member understands that Members may be required to meet certain eligibility requirements imposed by applicable state, federal or local laws, and that certain criminal convictions or pending criminal charges may make a person ineligible to be a Member in the Company. In the event of such ineligibility, Member shall cooperate with the Company, and sell its Interests in the Company pursuant to Section 9.3 hereof, if reasonably deemed required by the Company. Member shall complete Exhibit A hereto, except as otherwise approved by the Company.

Section 24. - Miscellaneous

24.1 Special Power of Attorney. Each Member hereby irrevocably makes, constitutes and appoints the Operating Manager, or such other Person or Persons as the Board of Managers may designate, (the "Attorney-in-fact"), with full power of substitution, the true and lawful representative and Attorney-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish, subject to the requirements of this Agreement: (a) any application, certificate, certification, report or similar instrument or document required to be submitted by or on behalf of the Company to any governmental, administrative or self-regulatory agency or body; (b) all such other instruments, documents and certificates which, in the opinion of legal counsel retained by the Company, may from time to time be required by the laws of the United States, the State of Delaware, or any other state or foreign country in which the Company shall determine to do business, or any political subdivision or agency thereof, or which said legal counsel may deem necessary to effectuate, implement and continue the valid and subsisting existence and business of the Company; (c) all documents, assignments of units, written consents, proxies, letters of transmittal, purchase agreements, and instruments of conveyance, and (d) such amendments to this Agreement which been approved by the terms of this Agreement, including Section 22 hereof. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Attorney-in-fact and as such (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Attorney-in-fact shall have had notice thereof, (ii) may be exercised for a Member by a facsimile signature of the Attorney-in-fact or, after listing all of the Members, by a single signature of the Attorney-in-fact acting as Attorney-in-fact for all of them, and (iii) shall survive the transfer by a Member of the whole or any portion of its interest in the Company, except that where the transferee of such Member's whole interest has been approved for admission to the Company as a substitute Member, this power-of-attorney given by the

transferor shall survive such transfer for the sole purpose of enabling the Attorney-in-fact to execute, acknowledge and file any instrument necessary to effect such substitution.

24.3 Further Information. The Members shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents, including, without limitation, any amended powers-of-attorney, as the Operating Manager may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

24.4 Organizational Fees. The Company shall pay all expenses incurred in the organization of the Company.

24.5 Company Property. Title or interest to any or all Company property may be acquired and/or held for the Company purposes set forth in this Agreement in the Company name and/or in the name of any nominee as the Operating Manager may designate. The Operating Manager shall have the right to enter into nominee agreements with any such nominee on the Company's behalf and such agreements may provide for indemnifying such nominee from all claims, damages, costs, expenses or liabilities arising therefrom other than as may be due to or result from the fraud, gross negligence or willful misconduct of such nominee.

24.6 No Employment Agreement. The Members each understand that this Agreement is not intended to and shall not be construed to constitute an express or implicit employment contract for any purpose, including for a specific duration of time.

24.7 Notices. All notices or writings required to be given hereunder or deemed necessary or desirable by any party hereto shall be given in writing addressed to the Company at its principal business office, and to each Member and Manager at the address set forth on the books and records of the Company which address may be changed by notice forwarded to the Company, in accordance herewith, and shall be delivered either: personally; by electronic transmission (with confirmation thereof); by deposit in the United States Post Office Box, postage pre-paid, by certified or registered mail, return receipt requested; by a postal or private form of expedited delivery service; or by facsimile transmission and, in each case, upon delivery or confirmation thereof.

24.8 Failure of Member to Comply with Terms of this Agreement. If any Member fails to satisfy its obligations or perform in accordance with, or to comply with the terms and conditions of this Agreement, then the Members acknowledge that all other Members bound by this Agreement may have no adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be available to or to specifically enforce the provisions hereof or, at the Company's option, require such Member to sell its Interests in accordance with Section 9.2 hereof.

24.9 Failure of a Manager to Comply with Terms of this Agreement. A Manager shall not be personally liable for failure to perform in accordance with, or to comply with the terms and conditions of this Agreement or for any other reason unless such failure to perform or comply or such other reason constitutes fraud, gross negligence, or willful misconduct as determined by a nonappealable court order, judgment, decree or decision.

24.10 Applicable Law/Consent to Jurisdiction. This Agreement shall be interpreted in accordance with, and the rights of the parties hereunder shall be determined by, the substantive laws of the State of Delaware (without regard to its conflicts of laws provisions). Any proceedings brought by any Member relating to this Agreement shall be held exclusively in Federal or State courts sitting in Delaware. Each of the parties hereto hereby submits himself or itself for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state or federal courts located in the State of Delaware, and waives any objection (on the grounds of lack of jurisdiction or forum non conveniens, or otherwise) to the exercise of jurisdiction by any state or federal court located in the State of Delaware. Each of the Members consents to service of process by any means in accordance with applicable law, and hereby consents expressly to service of process by mail to the address on the books and records of the Company.

24.11 Severability. If any provision of this Agreement shall be declared invalid, cause the Company not to be treated for income tax purposes as a partnership, then and in any of such events, such provision(s) shall be deemed to be invalid, and notwithstanding any such invalidity, the remaining provisions of this Agreement (and any part of such provision not invalid) shall remain in full force and effect to the maximum extent permitted by law as if such invalid provisions(s) had not been a part hereof.

24.12 Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and to their respective heirs, executors, administrators, representatives, successors and permitted assigns; provided however, that none of the provisions of this Agreement shall be for the benefit of nor shall they be enforceable by any creditor of the Company or of any Member.

24.13 Construction. As used in this Agreement, the masculine gender shall include the feminine or neuter gender and the neuter gender shall include the masculine or feminine gender, the singular shall include the plural and the plural shall include the singular, wherever appropriate to the context.

24.14 Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original. The signature by any Member on any one of the counterparts or any other instrument or agreement pursuant to which any Member agrees to be bound to this Agreement shall bind such Member at such time as each of the Members has signed and delivered to the Company at least one (1) counterpart or any such instrument or agreement.

24.15 Legends on Certificates. Conformed copies of this Agreement shall be filed with the Operating Manager at the principal office of the Company. Each certificate, if any, representing the Units held by a party hereto shall bear the following endorsement:

> "THE UNITS EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED TO ANY

HOLDER ON REQUEST. SUCH AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS EVIDENCED BY THIS CERTIFICATE.

THE LIMITED LIABILITY COMPANY UNITS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION IN RELIANCE UPON THE EXEMPTIONS AVAILABLE THEREUNDER. THE SALE OR OTHER DISPOSITION OF SUCH UNITS IS RESTRICTED AS STATED IN THE LIMITED LIABILITY COMPANY AGREEMENT AND IN ANY EVENT IS PROHIBITED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE LAWS."

24.16 Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

24.17 Partnership. It is the intent of the Members that the Company be treated as a partnership for all tax purposes.

24.18 Representation by Counsel. Each Member acknowledges that there are important legal and tax consequences with respect to the Units and this Agreement, and that he or it has been advised to consult independent legal counsel. Each Member further acknowledges that Cole Schotz P.C. has prepared this Agreement at the request of Lance Collins, individually and as Manager of the Company, and that such Member has not sought or relied upon Cole Schotz P.C. for tax, legal or any other advice whatsoever.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement as of the date first above written.

CASA AZUL SPIRITS LLC

DocuSigned by:

By: ________________________

Name: Lance Collins
Title: Operating Manager

Lance Collins, Individually as Member:

DocuSigned by:

____

CC7C70922D004F1...

Exhibit A
Alcohol License Qualification Agreement

This Alcohol License Qualification Agreement (the "Agreement") is entered into on this date, ________ ___, by and between ____________ ("Member"), and Casa Azul Spirits, LLC, a Delaware limited liability company ("Company"), referred to herein individually as a "Party," and collectively as the "Parties." Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Limited Liability Company Agreement of Casa Azul Spirits, LLC, as in effect from time to time ("Casa Azul LLC Agreement").

In consideration of the respective representations, warranties, covenants and other terms set forth herein, the Parties agree as follows:

1. Member hereby represents and warrants to Company that Member and its Member Parties have taken measures to ensure that Member Parties do not hold any direct or indirect equity or other financial interest in, or have any direct or indirect control or management rights with respect to any business enterprise that sells alcoholic beverages at retail, which includes on-premises retail (e.g., restaurants, hotels, bars) and off-premises retail (e.g., liquor stores, grocery stores, convenience stores) (each, a "Retail Alcohol Business"); or, if any Member Parties do hold such an interest in a Retail Alcohol Business, it has been disclosed to Company for the Company to determine whether it creates a Permit Conflict.

2. Member hereby further represents and warrants to Company that Member Parties do not have prior criminal convictions or pending criminal charges, nor do they have reason to anticipate imminent criminal charges will be brought against any of the Member Parties; or, if any Member Parties do have Criminal Convictions/Charges, it has been disclosed to Company to determine whether it is a Disqualifying Event for the Member Parties.

3. Member hereby covenants that, for so long as any Member Party holds any Membership Interest in Company, no Member Party shall take any action that would reasonably be expected to result in a Permit Conflict or that would be deemed a Disqualifying Event.

4. In the event of a Permit Conflict or a Disqualification Event, or a Governmental Authority notifies Company or any Member Party or the Company notifies a Member Party of a possible Permit Conflict or Disqualification Event, Member shall, and shall cause each other Member Party to, cooperate with Company and promptly take all actions reasonably necessary or appropriate, as shall be determined in Company's sole discretion, to resolve such Permit Conflict or Disqualification Event, including, without limitation, divesting or redeeming Member's Interest in Company, as provided for in the Casa Azul LLC Agreement if required by the Company, or, at the option of the applicable Member Party, promptly divesting Member's Interest in any other entity giving rise to such Permit Conflict.

5. Member shall indemnify Company and save and hold each of them harmless against and pay on behalf of such Indemnified Party as and when incurred for any Losses, which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of a Permit Conflict or Disqualifying Event. Any Losses suffered by such Indemnified Parties shall be paid by Member by wire transfer of immediately

available funds from Member to an account designated in writing by such Indemnified Parties no later than fifteen (15) business days after the determination thereof. Notwithstanding anything to the contrary contained herein, Losses under this Section 5 will include consequential damages (including any lost income and profits and interruptions in business).

6. Capitalized terms used herein shall have the meanings set forth herein and below, if defined below. Otherwise, such capitalized terms shall have the meanings set forth in the Casa Azul LLC Agreement:

"Governmental Authority" means any court, tribunal or government (federal, state, local, or non-U.S.) or any political subdivision thereof, including any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality, or any arbitral body (public or private).

"Laws" means any federal, state, local or non-U.S. statutes, codes, laws, rules, regulations, act, constitution, treaty, convention, judgment (including common law), ordinances, orders, court decisions, notice requirements, agency guidelines, principles of law and policies or positions of any Governmental Authority.

"Losses" means any loss, liability, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any party to this Agreement or any third party claims, including interest, reasonable attorneys,' consultants' and experts' fees and expenses, lost profits due to the suspension or cancellation of any Permits arising from a Permit Conflict or Disqualifying Event, and all amounts paid in investigation, defense or settlement of any of the foregoing.

7. General Terms. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law provisions that would cause the substantive laws of any other jurisdiction to apply. No Party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other Party. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or by other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

By:______________________________

Name: Lance Collins
Title: Operating Manager

MEMBER:

By: ___________________________________
Name:
Title: